Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Announces Two Regular Cash Distributions and a Special One-Time Cash Distribution to be Paid in October

Also Issues Guidance Regarding its November 1, 2010 Public Offering Price

PHILADELPHIA, October 18, 2010 – On October 13, 2010, the Board of Directors (the “Board”) of FS Investment Corporation (“FSIC”) declared two regular semi-monthly cash distributions of $0.03185 per share each and a special one-time cash distribution of $0.04 per share, each of which will be paid in October.  FSIC also announced guidance regarding its November 1, 2010 public offering price.

October Distributions

Both of the regular semi-monthly cash distributions of $0.03185 per share (an annualized rate of 7.35%) will be paid on October 29, 2010, the first to stockholders of record on October 14, 2010 and the second to stockholders of record on October 28, 2010.  As previously announced, effective October 1, 2010, the Board increased FSIC’s annual distribution yield from 7.2% to 7.35% (based on the current public offering price of $10.40 per share).

The Board also declared a special one-time cash distribution of $0.04 per share that will be paid on October 22, 2010 to stockholders of record on October 14, 2010.  This special one-time distribution is being made in order for FSIC to comply with relevant U.S. tax regulations, which require regulated investment companies, or RICs, to distribute at least 90% of their net capital gains to stockholders.  As previously announced, in September 2010, the Board also declared a special one-time cash distribution in an aggregate amount of $300,000 that will be paid on October 29, 2010 to stockholders of record on October 29, 2010.

November 1 Public Offering Price Guidance

Over the course of the past few months, the net asset value of FSIC’s shares has increased as a result of significant gains in the value of its investment portfolio.  FSIC will maintain the $10.40 per share offering price for its October 18, 2010 closing, which will apply to subscriptions received from October 1, 2010 through October 15, 2010.  However, if the strong performance of FSIC’s portfolio continues, it may cause FSIC’s NAV per share to exceed FSIC’s current net offering price.  In such case, the Board expects it will increase the per share offering price of its common stock for its November 1, 2010 closing, which will apply to subscriptions received from October 16, 2010 through October 29, 2010.  The Board expects that, if adjusted, the per share offering price for the November 1, 2010 closing will be between $10.40 and $10.60 per share.  The Board has not yet determined that an adjustment to the current offering price of $10.40 per share will be necessary.  The specific offering price on November 1, 2010 will be determined by FSIC’s Board based upon market conditions and the terms set forth in its prospectus at the time of closing.

“Our October distributions, the increase in the value of our portfolio and the recently announced increase in our annual distribution yield support our view that the private loan market will enable FSIC to generate strong results for our investors,” commented Chairman and Chief Executive Officer of FSIC, Michael C. Forman.  “We are pleased with our performance to date and we expect that FSIC will continue to produce current income and capital appreciation for our investors.”

About FS Investment Corporation

FSIC, an investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company (“BDC”).  A BDC such as FSIC is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class.  FSIC focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors.  FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”).  GSO, with over $28 billion in assets under management together with its affiliates as of June 30, 2010, is the global credit platform of The Blackstone Group L.P.  For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners

Franklin Square is a national distributor and sponsor of alternative investment products structured for the mainstream investor.  Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers.  Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC.  For more information, please visit www.franklinsquare.com.

Certain Information About Distributions

The determination of the tax attributes of FSIC’s distributions is made annually as of the end of FSIC’s fiscal year based upon its taxable income and distributions paid, in each case, for the full year.  Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year.  FSIC intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income.  The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on a Form 1099-DIV.

The payment of future distributions on FSIC’s common stock, including special distributions, is subject to the discretion of the Board and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to the future performance of FSIC.  Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC makes with the Securities and Exchange Commission.  FSIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.